EXHIBIT 99.1
December 18, 2024

Mr. David I. Goulden
c/o Booking Holdings Inc.
800 Connecticut Avenue
Norwalk, CT 06854

Dear David:

This letter agreement sets forth the terms and conditions of your “Additional Period,” pursuant to Section 1(3) of the letter agreement between you and Booking Holdings Inc. (including all predecessors and successors, including The Priceline Group Inc., the “Company”), dated February 23, 2023 (the “February 2023 Letter Agreement”), as amended by the letter agreement between you and the Company dated April 4, 2024 (the “April 2024 Letter Agreement”). Capitalized terms that are used but not defined in this letter have the meaning set forth in the February 2023 Letter Agreement or April 2024 Letter Agreement, as applicable.

Provided you remain employed through December 31, 2024, your Additional Period will commence January 1, 2025 and end March 31, 2025. During the Additional Period:

●You will have the title of Executive Vice President of Finance and report to the CEO of the Company.
●You will continue to receive a base salary at the annual rate of $315,000, payable in installments in accordance with the regular payroll practices of the Company.
●You will be employed by the Company on a part-time basis and you will be expected to work at least approximately 25 hours per week (other than vacations, holidays, and other time off in accordance with Company policies), as mutually agreed upon by you and the Company.
●Your duties will include, but not be limited to, those duties listed on Appendix A to the February 2023 Letter Agreement, as amended by the April 2024 Letter Agreement, and any additional tasks that are reasonably requested by the CEO. Your work may continue to be done in a flexible manner consistent with current practice.
●The Employment Agreement, the February 2023 Letter Agreement, and the April 2024 Letter Agreement shall remain in full force and effect.

You will not be eligible to receive any cash bonus, whether pursuant to the Company’s Annual Bonus Plan or otherwise, in respect of any period after December 31, 2024, and any of your equity awards that are unvested as of your voluntary termination of employment on the last day of the Additional Period will be forfeited. You and the Company agree that no equity awards will be eligible to vest after the last day of the Additional Period, regardless of any service you may perform in any capacity for the Company or its subsidiaries or affiliates, notwithstanding anything in the Booking Holdings Inc. 1999 Omnibus Plan or applicable award agreements to the contrary. However, for the avoidance of doubt, the portion of your Performance Share Unit award granted in 2023 for which the service vesting condition has been satisfied as of the last day of the Additional Period will vest, subject to satisfaction of the applicable performance criteria, and will be settled, pursuant to the terms of such award, in March 2026.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. All disputes and controversies arising under or in

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connection with this letter agreement shall be resolved in accordance with the dispute resolution provisions of Section 16 of the Employment Agreement.

This letter agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
If you agree with the foregoing, please sign and date the enclosed copy of this letter agreement in the space indicated below.

Warm regards,

/s/ Glenn Fogel
Glenn Fogel
CEO, Booking Holdings Inc.

Acknowledged and Accepted:

/s/ David I. Goulden
David I. Goulden

Date: 12/18/2024

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